Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Hut 8 Corp. on this Form S-8 for Hut 8 Corp. 2023 Omnibus Incentive Plan, of our report, dated March 29, 2023, with respect to the consolidated financial statements of TZRC LLC as of December 31, 2021 and for the period from Inception on November 24, 2021 through December 31, 2021, which appears in the prospectus, dated November 9, 2023, filed pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-4 of the Company (file #333-269738) filed on November 8, 2023.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

United States of America

November 29, 2023